Exhibit 99.1

Alaunos Therapeutics Appoints Dr. Robert J. Hofmeister to Board of Directors

Industry leader brings more than 25 years of scientific leadership and expertise in T-cell therapy development

HOUSTON, March 30, 2023 – Alaunos Therapeutics, Inc. (“Alaunos” or the “Company”) (Nasdaq: TCRT), a leading T-cell receptor (TCR) cell therapy company advancing a clinical-stage pipeline of therapeutics for solid tumors, today announced the appointment of Robert J. Hofmeister, PhD, MS, Chief Scientific Officer of a stealth early stage biotechnology company, to the Company’s Board of Directors, effective immediately. Dr. Hofmeister will replace Chris Bowden, MD.

“We extend our gratitude to Chris for his invaluable contributions to Alaunos during his tenure, and welcome Robert to the Alaunos Board,” said Kevin S. Boyle, Sr., Chief Executive Officer of Alaunos. “Robert brings deep expertise in the discovery and development of engineered T-cell receptor therapies and a background in cellular immunology and translational science. We look forward to leveraging his insights and experience to help accelerate expanding our library of TCRs and advancing our TCR-T Library Phase 1/2 trial.”

Prior to joining his current company, Dr. Hofmeister spent almost seven years in scientific leadership at TCR2 Therapeutics, a company developing novel therapies leveraging the TCR complex to fight both solid tumors and hematologic malignancies, culminating in the role of Chief Scientific Officer. As the first TCR2 employee, he was instrumental in building and leading the R&D function and driving the development of its proprietary TRuC® -T cell platform and its TC-210 program from concept to first cleared Investigational New Drug (IND) application. As part of the executive leadership team, he also contributed to successfully taking the company public and securing growth capital.

“Alaunos is at the forefront of the science and development of T-cell therapies, an exciting space I am passionate about and in which I have spent decades working,” said Dr. Hofmeister. “With proprietary platforms, an industry-leading library of TCRs, and the first TCR-T clinical trial in solid tumors targeting driver mutations with promising early clinical data, Alaunos has made significant progress. I look forward to working alongside the executive team and my fellow Board members to help Alaunos realize its mission to revolutionize the treatment of solid tumors.”

Earlier in his career, Dr. Hofmeister held various roles at EMD Serono where he was involved in the development of now approved Bavencio (avelumab) and building the company’s immuno-oncology platform. He began his biotech career at Micromet AG, now Amgen Research Munich, where he helped shape the development of Blincyto, the first FDA-approved bispecific antibody for the treatment of refractory ALL. Dr. Hofmeister received his Ph.D. from the University of Regensburg in Germany and completed a postdoctoral fellowship at the National Cancer Institute.

About Alaunos Therapeutics, Inc.

Alaunos Therapeutics is a leader in the science of T-cell receptor (TCR) cell therapy working to revolutionize solid cancer treatment and outcomes. The clinical-stage company’s TCR T-cell therapy (TCR-T) is one of the most advanced TCR programs targeting driver mutations in solid tumors with an ongoing Phase 1/2 trial of its TCR-T product candidates across six solid cancers. Alaunos is powered by two proprietary platforms: its elegantly efficient non-viral Sleeping Beauty cell engineering platform; and its hunTR® discovery platform, which is expanding its industry-leading library of TCRs against high-frequency driver mutations. Alaunos is a part of an ongoing collaboration with the National Cancer Institute (NCI), part of the National Institutes of Health (NIH), working to advance the science of TCR therapy. For more information, visit www.alaunos.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes” or other words or terms of similar meaning. These statements include, but are not limited to, statements regarding the Company’s business and strategic plans, the anticipated outcome of preclinical and clinical studies by the Company or its third-party collaborators, the Company’s manufacturing capabilities and the timing of the Company’s research and development programs, including the expected timeline for enrolling and dosing patients, submitting and receiving approvals on INDs and similar regulatory submissions and the timing and forums for announcing data from the Company’s clinical trials. Although the management team of Alaunos believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Alaunos, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, changes in the Company’s operating plans that may impact its cash expenditures; the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Alaunos’ product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Alaunos’ intellectual property rights; and competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Alaunos, including those risks and uncertainties listed in the most recent periodic report filed by Alaunos with the Securities and Exchange Commission. Alaunos is providing this information as of the date of this press release, and Alaunos does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.###

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Alex Lobo

Stern Investor Relations

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6 Degrees PR

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